Exhibit 99.1

Korro Reports Full Year 2024 Financial Results and Provides Business Updates

—	Completed dosing of first two cohorts in Phase 1/2a REWRITE Clinical Study of KRRO-110 for Alpha-1 Antitrypsin Deficiency (AATD); Interim readout expected in the second half of 2025

—	U.S. Food and Drug Administration (FDA) Granted Orphan Drug Designation to KRRO-110 for the treatment of AATD

—

Executing 3-2-1 strategy through end of 2027 with the goal of establishing three clinical-stage development programs, targeting two tissue types with a single RNA-editing platform; Second development candidate expected to be announced in 2025

—	Strengthened leadership team with the formation of Clinical Advisory Board and key additions to board and management team

—

Ended 2024 with a strong balance sheet of $163.1 million in cash, cash equivalents and marketable securities. Cash runway into the second half of 2026 expected to fund KRRO-110 through completion of the Phase 1/2a REWRITE clinical study and progress additional product candidates

CAMBRIDGE, Mass., March 18, 2025 (GLOBE NEWSWIRE) -- Korro Bio, Inc. (Korro) (Nasdaq: KRRO), a clinical-stage biopharmaceutical company focused on developing a new class of genetic medicines based on editing RNA for both rare and highly prevalent diseases, today reported full-year 2024 financial results, and provided an update on recent progress and anticipated milestones.

“We executed on our key objectives in 2024 by initiating the Phase 1/2a REWRITE clinical study of KRRO-110 for AATD, announcing a collaboration with Novo Nordisk, and advancing multiple product candidates in our pipeline,” said Ram Aiyar, PhD, CEO and President of Korro.

“KRRO-110 has best-in-class potential based on our preclinical data, and we are excited to potentially demonstrate this in PiZZ patients in the second half of 2025 with the interim data readout of REWRITE. We also anticipate announcing our second development candidate by the end of 2025. Our strategy of taking three development candidates in two tissue types with a single RNA-editing platform in the clinic by the end of 2027 will expand the possibilities of RNA editing, underscoring our commitment to progressing both our wholly owned and partnered programs.”

Pipeline and Business Updates:

•
Completed dosing of the first two single ascending dose cohorts in healthy adult volunteers in Phase 1/2a REWRITE clinical study of KRRO-110. Korro has not observed any serious adverse events through completion of dosing of the first two cohorts as of today and continues to progress enrollment in Australia, and potential expansion into multiple jurisdictions, including the United States. An interim readout is expected in the second half of 2025 and study completion expected in 2026.
•
KRRO-110 Granted Orphan Drug Designation for the treatment of AATD. The FDA's Office of Orphan Products Development grants orphan designation status to drugs and biologics that are intended for the treatment of rare diseases affecting fewer than 200,000 people in the United States. Orphan Drug designation provides various development incentives, including tax credits for qualified clinical testing, prescription drug user fee exemptions, and the potential for market exclusivity following FDA approval.
•
Executing 3-2-1 strategy through end of 2027. Korro expects to establish three clinical-stage development programs, in two tissue types with a single modular RNA-editing platform.
•
Strengthened leadership with key appointments to board and management team. Korro formed a Clinical Advisory Board, consisting of esteemed lung and liver scientific experts, to guide the development strategy of KRRO-110. GaoZhong Zhu, Ph.D. also joined Korro as Senior Vice President of Chemistry, Manufacturing and Controls (CMC) & Technical Operations to further reinforce Korro’s commitment to advancing its innovative pipeline.
•
In February 2025, the American College of Chest Physicians (CHEST) Journal published, “Editing Approaches to Treat Alpha-1 Antitrypsin Deficiency.” The publication highlights the merits of RNA editing in AATD and its potential for treatment for both liver and lung disease, while highlighting KRRO-110 as an RNA editing oligonucleotide delivered via lipid nanoparticle.
•
Collaboration with Novo Nordisk continues to progress. Korro’s partnership with Novo Nordisk focuses on leveraging Korro’s OPERA platform for up to two disease targets, with the initial target intended to treat cardiometabolic diseases.

Upcoming Milestones:

•
Interim readout from Phase 1/2a REWRITE clinical study of KRRO-110 for AATD expected in the second half of 2025, and completion of the REWRITE clinical study expected in 2026.
•
Korro expects to nominate a development candidate for its rare metabolic disorder program targeting the liver (GalNAc) with subcutaneous delivery to create de novo protein variants by the end of 2025.
•
Progress partnership with Novo Nordisk in cardiometabolic diseases with high prevalence.

Full Year 2024 Financial Results:

Cash Position: Cash, cash equivalents and marketable securities were $163.1 million as of December 31, 2024, compared to $166.1 million as of December 31, 2023. Korro expects its cash, cash equivalents and marketable securities will fund operating expenses and capital expenditure requirements into the second half of 2026.

Collaboration Revenue: There was $2.3 million of collaboration revenue for the year ended December 31, 2024, as compared to no collaboration revenue for the year ended December 31, 2023. The increase was due to collaboration revenue earned in the fourth quarter of 2024 from the company’s partnership with Novo Nordisk.

Research and Development (R&D) Expenses: R&D expenses were $63.6 million for the year ended December 31, 2024, as compared to $57.2 million for the year ended December 31, 2023. The increase was driven primarily by increases in KRRO-110 external research and development expenses, personnel expenses and facilities expenses, offset by a decrease in other research and pre-development candidate expenses.

General and Administration (G&A) Expenses: G&A expenses were $30.5 million for the year ended December 31, 2024, as compared to $27.3 million for the year ended December 31, 2023. The increase was primarily due to increased information technology, insurance and other costs, as well as increased professional fees and facility costs attributable to build-out of the G&A function.

Net Loss: Korro’s net loss was $83.6 million for the year ended December 31, 2024, as compared to $81.2 million for the year ended December 31, 2023.

About REWRITE

REWRITE is a two-part single and multiple dose-escalating study that will evaluate the safety and tolerability of KRRO-110, in up to 64 participants, including healthy adults and clinically stable AATD patients with the PiZZ genotype. Secondary and exploratory endpoints include pharmacokinetic and pharmacodynamic parameters that will guide optimal dose selection for later stage studies. Interim data from Part 1 (single ascending doses in healthy volunteers and individuals with AATD) is expected in the second half of 2025, and completion of the study is anticipated in 2026. For additional information about the REWRITE study, visit ClinicalTrials.gov (NCT06677307).

About Alpha-1 Antitrypsin Deficiency (AATD) and KRRO-110

AATD is a genetic disorder most commonly caused by a single missense mutation (G-to-A) in the SERPINA1 gene. Affected adults experience pulmonary emphysema and/or hepatic cirrhosis, as well as end organ manifestations. KRRO-110 is the first RNA editing oligonucleotide product candidate from Korro’s proprietary RNA editing platform, Oligonucleotide Promoted Editing of RNA (OPERA™). KRRO-110, a potential best-in-class compound based on preclinical data, is designed to co-opt an endogenous enzyme, Adenosine Deaminase Acting on RNA (ADAR), to edit the “A” variant on SERPINA1 RNA, repair an amino acid codon, and restore secretion of normal AAT protein. This repair of the endogenous protein has the potential to clear protein aggregates from within liver cells to create a potentially clinically differentiated benefit for liver function and to preserve lung function by providing an adequate amount of normal AAT protein.

About Korro

Korro is a clinical-stage biopharmaceutical company focused on developing a new class of genetic medicines based on editing RNA for both rare and highly prevalent diseases. Korro is generating a portfolio of differentiated programs that are designed to harness the body’s natural RNA editing process, enabling a precise yet transient single base edit. By editing RNA instead of DNA, Korro is expanding the reach of genetic medicines by delivering additional precision and tunability, which has the potential for increased specificity and improved long-term tolerability. Using an oligonucleotide-based approach, Korro expects to bring its medicines to patients by leveraging its proprietary platform with precedented delivery modalities, manufacturing know-how, and established regulatory pathways of approved oligonucleotide drugs. Korro is based in Cambridge, Massachusetts. For more information, visit korrobio.com.

Korro intends to use its Investor Relations website, LinkedIn, and X (Twitter) as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Korro’s Investor Relations website and follow @KorroBio on

LinkedIn, and X (Twitter), in addition to following Korro’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, express or implied statements regarding expectations, hopes, beliefs, intentions or strategies of Korro regarding the future including, without limitation, express or implied statements regarding: the timing of data readouts and completion of the Phase 1/2a REWRITE clinical trial; enrollment and expansion of the Phase 1/2a REWRITE clinical trial; execution of the 3-2-1 strategy; timing of nomination and target of a second development candidate; Korro’s cash runway and uses thereof; KRRO-110’s best-in-class potential; realizing the incentives offered from the orphan drug designation of KRRO-110; and Korro’s collaboration with Novo Nordisk; among others. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “aim,” “target,” “commit,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, various factors beyond management’s control including risks of conducting a clinical study; risks associated with regulatory oversight of clinical studies, enrollment risks and risks of expanding to other jurisdictions along with other risks inherent in biopharmaceutical development; risks associated with pre-clinical studies and clinical studies; and other risks associated with obtaining regulatory approvals and protecting intellectual property; as well as risks associated with general economic conditions (including recent geopolitical uncertainty and potential supply chain disruptions due to changes in economic policy); and other risks and uncertainties indicated from time to time in Korro’s filings with the SEC, including Part I Item 1A. “Risk Factors” in Korro’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on the date hereof, as such may be amended or supplemented by its other filings with the SEC. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, Korro does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or in the events, conditions or circumstances on which any such statement is based. This press release does not purport to summarize all of the conditions, risks and other attributes of an investment in Korro.

Korro Bio Contact Information

Investor & Media Contact

Tim Palmer
IR@korrobio.com

Korro Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2024	2023
Revenue:
Collaboration revenue	$2,271	$—
Operating expenses:
Research and development	63,636	57,250
General and administrative	30,545	27,284
Total operating expenses	94,181	84,534
Loss from operations	(91,910)	(84,534)
Other income:
Other income, net	8,470	3,389
Total other income, net	8,470	3,389
Loss before provision for income taxes	(83,440)	(81,145)
Provision for income taxes	(141)	27
Net loss	$(83,581)	$(81,172)
Other comprehensive income
Unrealized gain on available-for-sale investments	184	—
Foreign currency translation adjustments, net	84	—
Comprehensive loss	$(83,313)	$(81,172)
Net loss per share, basic and diluted	$(9.37)	$(53.08)
Weighted-average shares used in computing net loss per share, basic and diluted	8,920,561	1,529,321

Korro Bio, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

	December 31,
	2024	2023
Cash, cash equivalents and investments	$163,054	$166,150
Working capital (1)	116,572	153,245
Total assets	226,240	221,663
Total liabilities	65,825	51,752
Total stockholders' equity	160,415	169,911

(1) Working capital is defined as current assets less current liabilities.